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                                                                  Exhibit 22

                              NON-COMPETE AGREEMENT


                  THIS AGREEMENT, made as of June __, 2000, by and between Brunswick Technologies, Inc. a Maine corporation ("Corporation"), and ______________________, an individual residing in ____________, __________
County, Maine ("Covenantor").

                  WHEREAS, contemporaneously with the negotiation of the mutually agreeable terms of this Agreement, VA Acquisition Corp., a Maine corporation ("Buyer"), has entered into a merger agreement under which Buyer would acquire control over the Corporation ("Merger Agreement") and contemporaneously with the negotiation of the mutually agreeable terms of this Agreement, Buyer has made enhancements in its earlier tender offer to acquire all of the stock of the Corporation ("Tender Offer").

                  WHEREAS, the Buyer desires to protect and preserve the business of, and the value of the stock in, the Corporation being purchased by it.

                  WHEREAS, the Covenantor has been actively engaged in a primary role in developing, expanding and managing various aspects of the business of the Corporation.


                  WHEREAS, the Corporation and Covenantor are currently bound by an existing Employment Agreement dated April 14, 2000 ("Employment Agreement").


                  WHEREAS, the Covenantor agrees that Buyer and Corporation are entitled to the fullest protection at law and in equity against competition or interference from Covenantor in the business of the Corporation in the geographical area and for the period of time hereinafter provided.

                  NOW THEREFORE, in consideration of the respective promises and agreements contained herein which have been negotiated at arm's length separately, but incident to and within the context of the Merger Agreement and the Tender Offer, Covenantor, intending to be legally bound hereby agrees as follows:

                  1. NON-COMPETITION COVENANT. Provided that no material default in any substantial obligation owed by the Corporation, or any affiliate of the Corporation, to Covenantor has occurred and has not been cured:

                           a. Covenantor expressly covenants, warrants and
                  agrees that for the separate consideration set forth in
                  section 5 hereof he will not, during the time he remains an employee of the Corporation and for a period of eighteen months following the termination of his employment by the Corporation for any reason and whether voluntary or involuntary, directly or indirectly, individually or as an officer, director, shareholder, employee, consultant, adviser, partner or co-venturer of or on behalf of anyone else, in association with any person, entity, firm or corporation, engage in any services for, or acquire any financial or beneficial interest in, the operation of any business substantially similar to the business



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                  engaged in by the Corporation on the date of his termination, including without limitation thereof, the designing, manufacturing, distributing, marketing or selling of woven composite materials involving fiber glass or carbon fibers and engineered reinforcement fabrics used in the fabrication of composite materials, within any geographic area in which the Corporation is then operating its business; provided however, that this paragraph shall not be construed or interpreted so as to prohibit Covenantor from passively investing in a publicly-held company which may be engaged in such business activity so long as Covenantor's investment therein does not exceed more than 4.9% of such publicly-held company's outstanding debt or equity securities.

                           b. Covenantor further expressly covenants, warrants
                  and agrees that for the same period of time he shall not directly or indirectly, nor in association with any person, entity, firm or corporation (i) divert or attempt to divert any business of, or any of the customers, suppliers or licensors of the Corporation in any manner which would create or constitute a breach under subsection (a) above, or (ii) hire or attempt to hire for any position or employment relating to any substantially similar business as engaged in by the Corporation on his date of termination, or encourage the resignation, of any employees of the Corporation for any reason.

                           c. The parties to this Agreement understand and
                  agree, that if any portion of the covenants set forth in this
                  Section 1 above are held to be unreasonable, arbitrary, against public policy or otherwise unenforceable, then that portion of those covenants shall be considered divisible as to their duration and geographic scope. The parties to this Agreement agree that if any court of competent jurisdiction determines that the specified duration or the specified geographical area of application of any covenant is unreasonable, arbitrary, against public policy or otherwise unenforceable, then a lesser time period, geographical area or both that is determined to be reasonable, non-arbitrary, not against public policy and enforceable shall be substituted. The parties to this agreement acknowledge that they are familiar with the present business of the Corporation and believe that the covenants as set forth in this Section 1 are presently reasonable with respect to their subject matter, duration and geographical application. The provisions of this
                  Section 1 shall survive the termination or expiration of this Agreement.

                  2. CONFIDENTIAL AND PROPRIETARY INFORMATION. Covenantor recognizes and acknowledges that the business, operations, methods, customer lists, licensing arrangements, trade secrets and other confidential or proprietary information of the Corporation are valuable, special and unique to the business of the Corporation. Covenantor expressly covenants, warrants and agrees that for the same periods of time set forth in subsection 1(a) he shall keep confidential any trade secrets, confidential or proprietary information of the Corporation which are now known, or which hereafter may become known, to Covenantor and he shall not, directly or indirectly, disclose any such information to any person, firm or corporation other than the Corporation and its corporate affiliates. For purposes of this Section 2, "trade secrets,

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confidential or other proprietary information" shall mean information which is unique to the business of the Corporation and which has a significant business purpose and is not known or generally available from sources outside the Corporation or from typical industry practice, but shall not include information lawfully obtained from a source other than the Corporation or its corporate affiliates or otherwise in the public domain. The covenants and other provisions of this Section 2 shall survive the termination or expiration of this Agreement.

                  3. SPECIFIC REMEDIES. The parties acknowledge that a breach of this Agreement, and particularly a breach by Covenantor under Section 1 and/or 2 hereof, may cause substantial injury to the Corporation which may be irreparable and/or in amounts which are difficult or impossible to ascertain. Therefore, Covenantor covenants and agrees that in the event that he breaches this Agreement, and particularly Section 1 and/or 2 hereof, the Corporation shall have, in addition to all other remedies, the right to injunctive and other equitable relief. The provisions of this Section 3 shall survive the termination or expiration of this Agreement.

                  4. FEES AND COST OF ENFORCEMENT. In the event that either party hereto shall be required to engage the services of an attorney at law to enforce such party's rights hereunder as a result of the breach of this Agreement by the other, then the party prevailing in such enforcement proceedings, as determined in the discretion of the Court, shall be entitled to recover from the other all costs of such proceeding including reasonable attorneys' fees and such prevailing party's expert witness fees whether or not such experts may have testified in any such proceedings.

                  5. CONSIDERATION. In consideration for the covenants contained in Sections 1 and 2 hereof, the Corporation has paid to Covenantor, in cash, receipt of which is hereby acknowledged, the sum of $25,000, less withholding taxes (if applicable).

                  6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Maine.

                  7. NO THIRD PARTY RIGHTS. The parties hereto do not intend, and nothing in this Agreement shall be construed, to give any person other than the parties hereto and their respective successors and permitted assigns, any legal or equitable benefit, right, remedy or claim, and no person other than the parties hereto and their respective successors and permitted assigns shall have standing to assert the same.

                  8. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to any and all obligations between the parties with respect to the matters referred to herein. Further, with respect to the matters referred to herein except as expressly set forth herein, the parties make no representation, warranty, covenant or agreement, whether express or implied, of any kind whatsoever. In all other respects, the provisions of the Employment Agreement, to the extent not in conjunction with this Agreement, are ratified and confirmed. Notwithstanding the foregoing, this Agreement shall not supersede or affect any Employee Confidentiality Agreement (Proprietary Data & Trade Secrets) by the Covenantor in favor of the Corporation, which shall continue in full force and effect.

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                  9. ASSIGNMENT. Covenantor specifically acknowledges and agrees that Corporation may assign this Agreement to one or more of its successors in interest, subsidiaries, parents, affiliates or any other person or organization controlling, controlled by or under common control with it, or to any other entity acquiring ownership of the Corporation or its business, and such assignment shall be binding upon Covenantor and enforceable against him by such assignee. Subject to the foregoing, the covenants and agreements contained herein shall enure to the benefit of and be binding upon the heirs, personal representatives, successors and permitted assigns of the parties hereto.

                  10. NOTICES. All notices, disclosures or other communications which are required or permitted hereunder shall be deemed sufficiently given by one party to another party only if in writing and if and when actually received if hand delivered personally or by a nationally recognized overnight delivery service, or international courier, which provides for a signed receipt, or by telecopy or telex when transmitted to the number specified in this Section and the appropriate answerback is received, or as of five business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, addressed as follows:

                  If to the Corporation:

                           Brunswick Technologies, Inc.
                           43 Bibber Parkway
                           Brunswick, Maine  04011
                           Attention:
                           Telephone:
                           Telecopy:

                  With required copies to:

                           VA Acquisition Corporation
                           750 E. Swedesford Road
                           Valley Forge, PA  19482
                           Attention:  John R. Mesher, General Counsel
                           Telephone:  (610) 341-7108
                           Telecopy:  (610) 341-7087

                           Peter O. Clauss, Esquire
                           Pepper Hamilton LLP
                           3000 Two Logan Square
                           18th and Arch Streets
                           Philadelphia, PA  19103
                           Telephone:  (215) 981-4541
                           Telecopy:  (215) 981-4750

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                  If to Covenantor:

                           _________________________

                           _________________________

                           Telephone: ______________

                           Telecopy: _______________

or to such other address or telecopy/telex number as shall have been previously designated by written notice in accordance with this Section.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by affixing their hands (and in the case of a corporate party the hand of its duly authorized officer) and seal the day and year first above written.

                          Brunswick Technologies, Inc.



                                            By: ________________________________

                                            Title: _____________________________

Witness:                                    [Covenantor]


_________________________           _____________________________(SEAL)
Name


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